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                     August 14, 2020

       Greg Abovsky
       Chief Financial Officer
       Yandex N.V.
       Schiphol Boulevard 165
       Schiphol P7 1118 BG, The Netherlands

                                                        Re: Yandex N.V.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed April 2, 2020
                                                            File No. 001-35173

       Dear Mr. Abovsky:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology